Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

NASDAQ Sets Ex-Dividend Date for Aware, Inc.’s
Special Cash Dividend of $1.80 Per Share

BEDFORD, MASS. – November 26, 2012 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and DSL service assurance products, previously announced on November 19, 2012 that its Board of Directors had declared a special cash dividend of $1.80 per share, or approximately $40 million in total.  The Board established a record date of December 3, 2012 and a payment date of December 17, 2012.  The Company was subsequently notified by NASDAQ that it had set an ex-dividend date for this special cash dividend.  An ex-dividend date of December 18, 2012 has been established by NASDAQ.

We encourage shareholders to contact their brokers in order to understand the Nasdaq Rules and Regulations regarding the effect of selling shares of our common stock following the record date on their eligibility to receive the dividend.

About Aware
Aware is a leading software and technology supplier for the biometrics, telecommunications, and healthcare industries. Aware's biometrics software products and services are provided to solution vendors and system integrators for use by government agencies towards applications including border management, secure credentials, law enforcement, and national defense. Aware’s DSL Service Assurance Group offers test and diagnostics software products that enable broadband service providers to manage their DSL networks. Aware also provides standards-based medical imaging software products to the healthcare industry.  Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. www.aware.com

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2011 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com